Exhibit 107

Calculation of Filing Fee Tables

Form S-3

XWELL, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Previously Paid In Connection with Unsold Securities to be Carried Forward
						Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	1,051,677	(2)	$1.20	(3)	$1,262,012.40	$0.0001531	$193.21
Fees Previously Paid
						Carry Forward Securities
Carry Forward Securities

		Total Offering Amounts						$1,262,012.40
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due								$193.21

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock, par value $0.01 per share (the “Common Stock”), as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents an aggregate of 1,051,677 shares of Common Stock issuable upon the conversion of shares of Series G convertible preferred stock or upon exercise of certain warrants.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on February 5, 2025, which such date is within five business days of the filing of this registration statement, of $1.20 per share.